EHHIBIT 99.01


OGE ENERGY CORP. ANNOUNCES 2-FOR-1 STOCK SPLIT

AT ITS ANNUAL SHAREOWNER MEETING, THE COMPANY ANNOUNCES STOCK SPLIT AND DECLARES
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POST-SPLIT DIVIDEND; SHAREOWNERS RE-ELECT THREE TO BOARD OF DIRECTORS.
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     OKLAHOMA CITY - At today's annual meeting of shareowners,  OGE Energy Corp.

(NYSE:  OGE)  announced that its Board of Directors has approved a 2-for-1 stock split of the company's  common stock,  par value $0.01per share,  effective June

15, 1998.

     Each shareowner of record of OGE Energy Corp. common stock will be entitled to one  additional  share of common stock for each share of common stock held on

June 1, 1998.


     The board also  declared a  post-split  quarterly  dividend  of $0.3325 per share of common stock payable on July 30, 1998, to shareowners of record on July

10, 1998.

     "The board of directors approved the split to bring our stock price in line with  other  energy  services  companies,"  said  Steven E.  Moore,  OGE  Energy chairman,  president and chief executive  officer.  "We believe this action will increase the market for our shares."

     OGE Energy's stock closed Wednesday at 52-15/16.

     Certificates  for the new shares issued as a result of the stock split will be mailed on or about June 15, 1998.  Current  shareowners will receive official notification  and  instructions  by mail.  Participants  in OGE  Energy  Corp.'s

Automatic   Dividend   Reinvestment  and  Stock  Purchase  Plan  will  have  the

appropriate  number of shares  resulting  from the stock split credited to their accounts.

     In other action,  three members of the OGE Energy Corp.  board of directors were re-elected to three-year terms. They include: Luke R. Corbett, chairman and chief executive officer

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of Kerr-McGee  Corp.;  Robert Kelley,  chairman,  president and chief  executive officer of Noble Affiliates Inc.; and Bill Swisher, chairman and chief executive officer of CMI Corp.

     Additional  board  members  include:  Herbert  H.  Champlin,  president  of

Champlin Exploration Inc.; William E. Durrett, senior chairman American Fidelity

Corp.;  Martha W.  Griffin,  owner of Martha  Griffin White  Enterprises;  H. L.

Hembree,  managing  partner of Sugar Hill Partners;  Steven E. Moore,  chairman,

president and chief executive  officer of OGE Energy Corp.;  and Ronald H. White

M.D., president and chief executive officer of Cardiology Inc.

     In his address to shareowners, Moore said the company's focus remains clear despite the change and uncertainty within the electric utility industry.

     "We believe OGE Energy is a company with its feet firmly planted in today's regulated  world,  but has its eyes  clearly  focused on the  challenges  of the deregulated  world of tomorrow," he said. "As change and uncertainty  have ruled the day, we have  maintained our commitment to focusing on the core business and carefully evaluating growth opportunities."

     OGE  Energy  Corp.  is  the  parent  company  of  OG&E  Electric  Services,

Oklahoma's largest electric utility; Enogex Inc., an unregulated gas production,

gathering, transportation, and processing company; and Origen Inc.